EXHIBIT 5.1

Polsinelli Shugart PC	1515 Wynkoop, Suite 600 Denver, CO 80202 (303) 572-9300 Fax: (303) 572-7883 www.polsinelli.com

August 31, 2012

Solitario Exploration & Royalty Corp.

4251 Kipling Street, Suite 390

Wheat Ridge, Colorado 80033

RE: Solitario Exploration & Royalty Corp. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Solitario Exploration & Royalty Corp, a Colorado corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the registration of the resale of 1,624,748 shares of Company common stock (the “Warrant Shares”) issuable upon the exercise of an outstanding warrant (the “Warrant”) held by a selling stockholder as further described in the Registration Statement.

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Articles of Incorporation and Bylaws, each as currently in effect, (iii) the Warrant, and (iv) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

The opinion set forth below is limited to the Colorado Business Corporation Act, and to the facts as they presently exist and the effect of the present state of the Colorado Business Corporation Act. We undertake no obligation to revise or supplement this opinion in the event of future changes to such laws, or the interpretations thereof, or to the facts that presently exist. We express no opinion as to the application of the securities or blue sky laws of any states with respect to the offer or sale of the Warrant Shares.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Warrant Shares have been duly authorized by all necessary corporate action of the Company and, when issued upon exercise of the Warrant, in accordance with the terms and conditions set

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forth in the Warrant, including upon payment therefor, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Warrant Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Polsinelli Shughart PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Polsinelli Shughart PC

Polsinelli Shughart PC